Exhibit 99.8.92

SERVICES AGREEMENT

This Agreement is made as of 08/01/2024, between American United Life Insurance Company (“AUL”) and/or OneAmerica Securities, Inc. (“OAS”) (the “Agent”), and The Needham Funds, Inc., a series, open-end registered investment company (the “Company,” with respect to the series (“Portfolios”) and classes specified on Schedule 1.

WHEREAS, the Company and Agent wish to have Agent perform certain shareholder, administrative or other services for the Agent’s clients (“clients-shareholders”) invested in shares (“Shares”) of the various portfolios of the Company, whether now in existence or launched after the date hereof; and

WHEREAS, Agent is willing to perform such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.	SERVICES

A.             During the term of this Agreement, Agent shall perform the services set forth on Exhibit A hereto, as such exhibit may be amended from time to time by the mutual written consent of the parties (the “Services”). Except as otherwise provided herein, Agent shall be solely responsible for the costs of providing the Services.

B.            The parties acknowledge and agree that the Services under this Agreement are not the services of a distributor or an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended (the “1940 Act”).

C.            The parties acknowledge that the Company may, from time to time, launch additional portfolios and each such portfolio shall be covered by the terms of this Agreement and be provided with the same services as each and every other Portfolio of the Company.

D.            Agent understands that the Portfolios’ activities may be performed on their behalf the Portfolios’ investment adviser, distributor transfer agent or other authorized service providers.

2.	FEES

A.            For the Services, Agent shall receive a fee (the “Fee”) which shall be calculated and paid in accordance with Exhibit B hereto. Should Exhibit A be amended to revise the Services, the parties shall also amend Exhibit B, if necessary, in order to reflect any changes in the Fee. The Fee shall be paid monthly. Agent’s acceptance of any Fees for Services shall constitute Agent’s representation (which shall survive any payment of such Fees and any termination of this Agreement and shall be reaffirmed at each acceptance) that Agent’s receipt of such fees is lawful.

B.            The Company’s sole responsibility for payment of the Fee shall be to Agent. Agent shall be solely responsible for payment of a portion of such Fee to participating correspondents or others, if any, pursuant to separate agreements. In no event shall the Company be required to pay the Fee on a client-shareholder’s Shares in the Company that are already the subject of a Services Agreement, or a similar agreement, with one of Agent’s correspondents.

C.            For any portion of the Fee that is paid pursuant to a plan of distribution (“Rule 12b1 Plan”) adopted and maintained pursuant to Rule 12b-1 under the 1940 Act by the Company, the Agent will receive such Fees from the Company’s distributor. For any portion of the Fee that is not paid pursuant to a Rule 12b-1 Plan, the Agent may receive such Fees from the Company or from the Company’s investment adviser or an affiliate of the investment adviser.

D.            Agent shall not, during the term of this Agreement, assess against, or collect from, client-shareholders of the Company, any transaction fee upon the purchase or redemption of any of the Company’s Shares other than as described in the Agent’s or Company’s then-current prospectus(es) and statement(s) of additional information.

3.              INDEMNIFICATION

Agent agrees to indemnify and hold harmless the Company and each person who has been, is or may hereafter be a director, officer, employee or agent of the Company against any losses, costs, damages, liabilities or expenses (including all reasonable attorney’s fees) (“Losses”) incurred by any of them in connection with any claim or in connection with any action, suit or proceeding to which any of them may be a party, which arises out of or is alleged to arise out of Agent’s (or any of its agents’ or employees’) willful misconduct, bad faith or gross negligence in the performance of, or failure to perform, its or their obligations under this Agreement, or any unauthorized representation made by Agent concerning an investment in Shares, except to the extent such Losses result from the willful misconduct, bad faith or gross negligence of the Company. The term “expenses” includes amounts paid in satisfaction of judgments or in settlements made with Agent’s consent. The foregoing rights of indemnification shall be in addition to any other rights to which the Company or any such director, officer, employee or agent may be entitled as a matter of law and shall survive the termination of this Agreement. No party shall be liable for any special, consequential or incidental damages.

4.             INFORMATION TO BE SUPPLIED

The Company shall provide a copy of the then-current prospectus(es) and statement(s) of additional information of the Company and any amendments to or material changes in the Company’s prospectus(es) or statement(s) of additional information as soon as practicable after such amendments or changes become available.

5.             NONEXCLUSIVITY

Each party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

6.              ASSIGNABILITY

This Agreement is not assignable by any party without the prior written consent of the other and then only to the extent permitted by applicable law and Section 11.B. of this Agreement. Any attempted assignment in contravention hereof shall be null and void.

7.              NOTICES

All notices required under this Agreement must be in writing and delivered either personally, via first class mail or by facsimile or similar means of same-day delivery, with a confirming copy via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit, first class postage prepaid, in the United States mail, whichever is earlier.

All such notices shall be made:

if to Agent, to:

Investment Team
One American Square PO Box 368
Indianapolis, IN 46026 Attn: Greg Quick

if to the Company, to:

The Needham Funds, Inc.
Attn: James Abbruzzese, CCO
250 Park Avenue
New York, NY 10177
Attn:

with a copy to:

David Stephens
Proskauer
Eleven Times Square
New York, NY 10036-8299

8.              EXHIBITS AND SCHEDULES

All Exhibits and Schedules attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

9.             GOVERNING LAW AND SEVERABILITY

This Agreement will be governed by the laws of the State of New York without reference to its conflicts of laws provisions. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.

10.            COUNTERPARTS

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

11.            EFFECTIVENESS, TERMINATION AND AMENDMENT OF THE AGREEMENT

A.            This Agreement will become effective as of the date first set forth above and supersedes any other agreement between the parties with respect to the offer and sale of Shares and other matters covered herein.

B.            This Agreement shall have an initial term of one (1) year after which it may be terminated: (i) by either party, without penalty, upon sixty (60) days’ written notice to the other party; (ii) by either party upon such shorter notice as is required by law, order, or instruction from a court of competent jurisdiction, regulatory body, or self-regulatory organization with jurisdiction over the terminating party; (iii) automatically, effective on the day following termination of any Rule 12b-1 Plan with respect to any class of a Portfolio that then has a Rule 12b-1 Plan in effect provided that a portion of the Fee is paid pursuant to the Rule 12b-1 Plan; (iv) automatically, in the event of the Agreement’s “assignment” as defined in the 1940 Act, provided that a portion of the Fee is paid pursuant to the Rule 12b-1 Plan; or (v) the Company, at any time, without penalty, by vote of a majority of the Directors of the Company who are not “interested persons” of the Company and who have no direct or indirect financial interest in the operation of the Company’s Rule 12b-1 Plan, provided that a portion of the Fee is paid pursuant to the Rule 12b-1 Plan. Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this Agreement.

C.            Upon termination as to the Company, the Company will not be obligated to pay the Fee with respect to any Shares of the Company that are acquired by a client-shareholder account after the date of such termination.

D.            This Agreement may be amended by the Company by the following procedure. The Company will provide a copy of the amendment to Agent via email or at Agent’s address shown above or as registered as Agent’s main office from time to time with the Financial Industry Regulatory Authority (“FINRA”). If Agent does not object to the amendment within thirty (30) days after its receipt, the amendment will become a part of this Agreement. Agent’s objection must be in writing and be received by the Company within such thirty (30) days. All amendments shall be in writing and shall be executed by both parties.

E.            Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Agreement as contemplated herein, and that the individual who has signed this Agreement below on its behalf is a duly elected officer who has been empowered to act for and on behalf of such party with respect to the execution of this Agreement.

12.            REGULATORY MATTERS

A.            Agent is registered as a broker-dealer under the Securities Exchange Act of 1934 and is qualified to act as a broker-dealer in the states or other jurisdictions where it transacts business, and is a member in good standing of FINRA and the Securities Investor Protection Corporation (“SIPC”). Agent agrees to notify the Company immediately in the event that its status as a member of FINRA or SIPC changes. Agent agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which Agent is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to Agent (and its associated persons) from time to time in connection with its activities hereunder (“Applicable Laws”).

Other than as specifically provided herein, nothing in this Agreement shall be construed to establish a joint venture between the Company and Agent or establish either of the Company or Agent as an agent, partner or employee of the other.

B.            The Company will make available to Agent a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised from time to time. Agent will make offers of Shares to Agent’s customers only in those states, and Agent will ensure that Agent (including Agent’s associated persons) is appropriately licensed and qualified to offer and sell Shares in any of such states or other jurisdictions that requires such licensing or qualification in connection with Agent’s activities.

C.            Agent represents and warrants that it has adopted an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act and the USA PATRIOT Act of 2001, and any future amendments (the “PATRIOT Act,” and together with the Bank Secrecy Act, the “AML Acts”), the rules and regulations under the AML Acts, and the rules, regulations and regulatory guidance of the Securities and Exchange Commission, FINRA (including FINRA Conduct Rule 3310) or any other applicable self-regulatory organization in all relevant respects. Agent further represents that its AML Program, at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) includes a customer identification program consistent with the rules under Section 326 of the PATRIOT Act, (vi) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (vii) provides for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the AML Acts, and (viii) allows for appropriate regulators to examine Agent’s AML books and records. The parties agree to cooperate with one another to satisfy the due diligence policies under each party’s respective

AML Program, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by the Company to ensure compliance with the AML Acts and all applicable rules thereunder.

D.            Each party agrees that it will comply with all applicable state and federal laws and regulations relating to consumer privacy and data security (“Privacy Law”) and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Law) received from the other party other than (i) as required by law, regulation or rule; (ii) as permitted in writing by the disclosing party; or (iii) as necessary to perform this Agreement or to service client-shareholders, in each case in compliance with the reuse and redisclosure provisions of Privacy Law.

E.            Agent will, on reasonable request of the Company, (i) provide the Company with copies of its compliance policies and procedures related to performance of this Agreement or the agreements (or summaries thereof), representations, warranties, covenants or agreements of Agent herein (“Compliance Matters”), (ii) provide the Company with such certifications and representations regarding Compliance Matters and (iii) permit the Company or its agent, as well as appropriate regulatory authorities, to obtain information and records, and to inspect Agent’s facilities, relating to Compliance Matters; Agent will notify the Company regarding material changes to compliance policies and procedures related to Compliance Matters that have been provided to the Company, or for which a summary has been provided to the Company, within a reasonable period of time following the effectiveness of such changes.

13.            CLIENT-SHAREHOLDER INFORMATION

A.            Agreement to Provide Information. Agent agrees to provide the Company, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all client-shareholder(s) the shareholder(s) account and the amount, date, name or other identifier of any investment professional(s) associated with the client-shareholder(s) or the shareholder(s)’ account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Agent during the period covered by the request.

1.            Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Company may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Company for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares.

2.            Form and Timing of Response.

(a) The Agent agrees to provide, promptly upon request of the Company or its designee, the requested information specified in Section 13.A. If requested by the Company or its designee, the Agent agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 13.A is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Company or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 13.A for those client-shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Company. The Agent additionally agrees to inform the Company whether it plans to perform (i) or (ii).

(b)            Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and

(c)            To the extent practicable, the format for any transaction information provided to the Company should be consistent with the NSCC Standardized Data Reporting Format.

3. Limitations on Use of Information. The Company agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Agent.

B.            Agreement to Restrict Trading. Agent agrees to execute written instructions from the Company to restrict or prohibit further purchases or exchanges of Shares by a clientshareholder who has been identified by the Company as having engaged in transactions of the Shares (directly or indirectly through Agent’s account) that violate policies established or utilized by the Company for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Company.

I.            Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the client-shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.            Timing of Response. Agent agrees to execute instructions from the Company to restrict or prohibit trading as soon as reasonably practicable, but not later than five Business Days (as defined in Exhibit A) after receipt of the instructions by Agent.

3.            Confirmation by the Agent.      Agent must provide written confirmation to the Company that instructions from the Company to restrict or prohibit trading have been executed. Agent agrees to provide confirmation as soon as reasonably practicable, but not later than ten Business Days after the instructions have been executed.

C.             Definitions: For purposes of this Section 13:

1.            The term “Company” means each series of The Needham Funds, Inc. The term does not include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.

2.            The term “Shares” means the interests of client-shareholder corresponding to the redeemable securities of record issued by the Company under the 1940 Act that are held by the Agent.

3.            The term “client-shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Agent in nominee name.

With respect to retirement plan recordkeepers, the term “client-shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

With respect to insurance companies, the term “client-shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by Agent.

4.            The term “written” includes electronic writings and facsimile transmissions.

5.            The term “Agent” shall mean (i) any broker-dealer, bank, or other person that holds securities issued by the fund, in nominee name; (ii) a unit investment trust or fund that invests in the fund in reliance on Section 12(d)(1)(E) of the 1940 Act; and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the fund, a retirement plan’s administrator under Section 3(16)(A) of ERISA or any person that maintains the plan’s participant records.

6.            The term “purchase” does not include the automatic reinvestment of dividends.

7.            The term “promptly” as used in Section 13.A.2 shall mean as soon as practicable but in no event later than ten (10) Business Days from Agent’s receipt of the request for information from the Company or its designee.

IN WITNESS WHEREOF, the parties have executed this Agreement by a duly authorized representative of the parties hereto.

THE NEEDHAM FUNDS, INC.

By:	/s/ JAMES W. Giangrasso
Title:	CHIEF FINANCIAL OFFICER

By:	JAMES W. Giangrasso
Title:	CHIEF FINANCIAL OFFICER

American United Life Insurance Company

/s/ Alan Blaskowski

By: Alan Blaskowski
Title: VP Prod Business Dev& Innov

OneAmerica Securities

/s/ Matthew Fleetwood

By: Matthew Fleetwood
Title: President OAS

SCHEDULE 1

Needham Growth Fund – Retail Share Class

Needham Growth Fund – Institutional Share Class

Needham Aggressive Growth Fund – Retail Share Class

Needham Aggressive Growth Fund – Institutional Share Class

Needham Small Cap Growth Fund – Retail Share Class

Needham Small Cap Growth Fund – Institutional Share Class

EXHIBIT A

SERVICES

1. The Agent agrees that it is Agent’s responsibility to determine the suitability of any Portfolio Shares as investments for its customers, and that the Company has no responsibility for such determination. The following provisions apply to Agents provision of the Services and the Company’s activities in connection therewith:

A.            Purchase and Redemption Orders

The Company hereby appoints Agent as the Portfolios’ agent for the limited purpose of accepting client-shareholders’ purchase and redemption orders for Shares.

Orders that Agent receives from client-shareholders by the close of regular trading (the “Close of Trading”) on the New York Stock Exchange (the “NYSE”) (usually 4:00 p.m., Eastern time) on each day on which the Company calculates its net asset value (as described in the Prospectuses, a “Business Day”) shall be treated by the Company and Agent as though received on that Business Day. Orders that Agent receives after the Close of Trading shall be treated by the Company and Agent as though received on the next Business Day. Agent represents that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures designed to ensure that any and all orders for the purchase, sale or exchange of Shares communicated by Agent to the Company’s distributor or transfer agent to be treated as having been received on a Business Day were received by Agent by the Close of Trading on such Business Day and were not modified after the Close of Trading, and that all Share orders received from clientshareholders but not specifically rescinded by the Close of Trading were communicated to the Company’s distributor or transfer agent as received for that Business Day promptly and in any event prior to the time required by the applicable Portfolio’s prospectus (the “Prospectus,” which for purposes of this Agreement includes the Statement of Additional Information incorporated therein).

Agent will date and time stamp orders for the purchase, sale or exchange of Shares received by Agent, or will otherwise maintain records sufficient to document the date and time of its receipt of orders. Each transmission of Share orders by Agent shall constitute a representation by Agent that such orders are accurate and complete and are as received by Agent by the Close of Trading on the Business Day for which the order is to be priced and that such transmission includes all Share orders received from Clients but not specifically rescinded by the Close of Trading. Agent represents it has full authority to act on behalf of client-shareholders in the manner contemplated by this Agreement, and each time Agent so acts it shall be deemed to have restated this representation.

Agent shall not withhold placing customers’ orders for any Portfolio’s Shares so as to profit itself or its customers as a result of such withholding. All purchase orders are subject to acceptance or rejection, and the Company reserves the right to suspend or limit the sale of Shares.

All orders that are accepted for the purchase of Shares shall be executed at the next determined net asset value per Share and all orders for the redemption of Portfolio Shares shall be executed at the next determined net asset value per Share and subject to any applicable redemption fee (for which Agent will be responsible for the collection and payment to the Company), in each case as described in the Prospectus.

In accordance with FINRA Notice to Members 03-50 (reminding members of their responsibility to ensure that they have in place policies and procedures reasonably designed to detect and prevent the occurrence of mutual fund transactions that would violate Rule 22c-1 under the 1940 Act, FINRA Conduct Rule 2010 and other applicable rules and regulations), Agent represents that it has reviewed its policies and procedures to ensure that they are adequate with respect to preventing violations of law and Prospectus requirements related to timely order-taking and market timing activity.

B.            Settlement of Trades

Both Agent and the Company will transact and communicate daily trades via the NSCC. If the NSCC is unavailable both agent and the company will use their best efforts to cause to be transmitted by wire on the Business Day immediately following trade date (settlement date) to an account as directed by the counterpart, the proceeds of all redemption orders and the purchase price of all purchase orders (it being understood that the parties may agree in writing to use another settlement date). If payment for a purchase order is not so received or made, the transaction may be cancelled. In this event or in the event that Agent cancels the trade for any reason, Agent agrees to be responsible for any loss resulting to the Company or to the Company’s distributor or transfer agent from Agent’s failure to make payments as aforesaid. Agent shall not be entitled to any gains generated thereby. Agent also assumes responsibility for any loss to the Company caused by any order placed by Agent on an “as-of’ basis subsequent to the trade date for the order, and will immediately pay such loss to the Company upon notification or demand. Such orders shall be acceptable only as permitted by the Company and shall be subject to the Company’s policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the Company prior to the Company’s acceptance of any such order.

C.            Account Activity and Distribution Information

The Company shall cause to be provided to Agent all distribution announcement information (ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by the Company.

2.	Agent represents and warrants that it has and will continue at all times to have the necessary facilities, equipment and personnel to perform the services hereunder in a businesslike and competent manner and that its system complies with any Applicable Laws, rules and regulations related to the services to be provided under this Agreement, including the maintenance and preservation of all records and registrations required by any Applicable Laws, rules and regulations, including anti-money laundering and Privacy Law as addressed in Section 12, business continuity and disaster recovery and cybersecurity.

3.	Client-shareholders are transacting business with Agent and not the Company, and will look to Agent and not the Company for resolution of problems or discrepancies in their accounts.

4.	Agent shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by Agent on behalf of its customers by any means, including wire or telephone. In addition, Agent agrees to guarantee the signatures of its customers when such guarantee is required by the Company and further agrees to indemnify and hold harmless all persons, including the Company’s distributor and transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

5.	Agent agrees that it will perform various services for the client-shareholders in their accounts, including where applicable:

•	Establishing and maintaining records of client-shareholders’ accounts;

•	Processing purchase and redemption transactions;

•	Confirming client-shareholders’ transactions;

•	Answering routine inquiries from client-shareholders regarding the Company;

•	Assisting client-shareholders in changing dividend options, account designations and addresses; withholding taxes on non-resident alien accounts;

•	Disbursing income dividends and capital gains distributions;

•	Reinvesting dividends and distributions;

•	Preparing and delivering to client-shareholders and state and federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Company as may be required by law, rule or regulation;

•	Withholding on dividends and distributions as may be required by state or Federal authorities from time to time;

•	Making provision for the forwarding of all Company-related materials,

including reports to shareholders, proxy or information statements and other appropriate shareholder communications;

•	Performing such other services as the Company may reasonably request.

6.	Agent is authorized to distribute to Agent’s customers the current Prospectus, as well as any supplemental sales material received from the Company (on the terms and for the period specified by the Company or stated in such material). Agent is not authorized to distribute, furnish or display any other sales or promotional material relating to a Portfolio without the Company’s written approval, but Agent may identify the Company in a listing of mutual funds available through Agent to Agent’s customers. Unless otherwise mutually agreed in writing, Agent shall deliver or cause to be delivered to each customer who purchases Shares of any Portfolio from or through Agent, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Portfolio and prepared by or on behalf of the Portfolio or Company as required by law. If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, Agent shall send or cause to be sent confirmations or other reports to Agent’s customers containing such information as may be required by Applicable Laws.

7.	Agent shall maintain all historical client-shareholder records, consistent with requirements of all Applicable Laws, rules and regulations or that Agent is otherwise reasonably requested to by Company relating to Agent’s transactions in Portfolio Shares.

A.	Upon the request of the Company, Agent shall provide copies of all the historical records relating to transactions between the Company and client-shareholders, written communications regarding the Company to or from the client-shareholders and other materials, in each case (1) as are maintained by Agent in the ordinary course of its business, and (2) as may reasonably be requested to enable a Company, its auditors or legal counsel to (A) monitor and review the Services, (B) comply with any request of a governmental or self-regulatory organization, (C) verify compliance by Agent with the terms of this Agreement, (D) make required regulatory reports, or (E) perform general customer supervision. Agent agrees that it will timely complete Company’s due diligence questionnaires in order to facilitate the monitoring of the Services.

B.	Upon the request of Agent, Company shall provide copies of all the historical records relating to transactions between the Company and Agent, written communications regarding the Company to or from Agent and other materials, in each case (1) as are maintained by the Company in the ordinary course of its business and in compliance with applicable law, and (2) as may be requested to enable Agent to (A) comply with the request of any governmental body or selfregulatory organization, (B) make required regulatory reports, or (C) perform general customer supervision.

8.	Agent shall make available to the Company, if requested, records or communications necessary to determine the number of client-shareholders in each account, if applicable.

EXHIBIT B

CALCULATION OF FEE

Subject to the Agreement (including Sections 2 and 11 thereof), the fee paid for the Services provided shall be:

•	0.25% per annum of the average daily net asset value of Retail Class Shares held by Agent’s client-shareholders, payable monthly; and

•	0% per annum of the average daily net asset value of Institutional Class Shares held by Agent’s client-shareholders, payable monthly.[1]

1 Paid by Needham Investment Management LLC, the Company’s investment adviser, out of its or its affiliates own resources. The Company has no obligation or requirement to pay these amounts to Agent.